Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement by and between Keryx Biopharmaceuticals, Inc. ("Keryx"), a Delaware corporation having an address at 750 Lexington Avenue, New York, New York 10022, and Beth F. Levine, an individual residing at 40 Dalmeny Road, Briarcliff Manor, NY 10510 (“Levine”).

WITNESSETH:

WHEREAS, the Corporation desires to employ Levine and Levine desires to be employed by the Corporation as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of Keryx, all pursuant to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT DUTIES

Keryx hereby engages and employs Levine, and Levine accepts engagement and employment, as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of Keryx, to direct, supervise and have responsibilities for the legal, compliance and human resource matters of Keryx and for any other appropriate areas and tasks which may be assigned to her including, without limitation those associated with her role as corporate secretary. Levine will devote her entire business time, energy, abilities and experience to the performance of her duties, effectively and in good faith. Further, during the Term, Levine shall not render services as an employee, consultant or otherwise, whether or not during regular business hours, for pay to any other party other than the Corporation without the written permission of the Chief Executive Officer. Levine acknowledges and agrees that the performance by Levine of her duties hereunder may require significant domestic and international travel by Levine.

2.	TERM

This Agreement shall commence on April 18, 2007 (the “Effective Date”) and shall continue unless sooner terminated as hereinafter provided in Paragraph 8 (the “Term”).

3.	COMPENSATION

(a) As compensation for the performance of her duties on behalf of Keryx, Levine shall be compensated as follows:

(i) Base Salary and Annual Increases. Levine shall receive an annual gross base salary of three hundred thousand dollars ($300,000) per year (the “Base Salary”) payable in accordance with the Corporation’s payroll policies and subject to standard payroll deductions and withholdings; provided that Levine’s Base Salary may be increased annually in accordance with corporate policy.

(ii) Bonus. Levine shall be eligible to earn an annual performance bonus of up to 50% of the Base Salary (the “Annual Cash Incentive Pay” or “ACIP”) based on annual target performance objectives to be agreed upon by the Corporation’s Chief Executive Officer (the “CEO”), and Levine not later than the end of the first quarter of the fiscal year for which the ACIP shall be applicable, except for the annual target performance objectives in the first year of this agreement, which shall be agreed upon on or before May 30. The primary performance measures for Levine shall be the Corporate goals and objectives approved by the Compensation Committee at the beginning of each fiscal year. Each year, the CEO will evaluate the performance of Levine and recommend to the Compensation Committee a personal evaluation measure which may decrease the ACIP or increase by the way of a special performance bonus recommendation. ACIP and bonuses are paid in accordance with the Corporations bonus policy (typically in March of the year following the year in which the bonus is earned) and Levine must be an employee of the Corporation when the bonus is paid to be entitled to receive a bonus. In 2007, Levine will be eligible for up to the full potential bonus.

(iii) Options. Pursuant to the General Counsel Incentive Plan (the “GC Plan”), Levine shall receive options (the “Options”) to purchase shares of common stock of the Corporation as outlined on Exhibit B. From time to time, at the discretion of the Board of Directors, Levine may be eligible for additional stock option grants, including, without limitation, on annual basis Levine shall be eligible for additional stock option grants of up to 25% of Levine’s initial Options as set forth in Exhibit B based on the achievement of annual target performance objectives as set forth in 3(a)(ii) above.  Notwithstanding anything to the contrary, the Options described in Exhibit B will all accelerate and vest upon your termination without Cause, your resignation for a Good Reason or in the event of a Change in Control (as those terms are defined herein and in Exhibit A). Additionally, regardless of such termination, your stock Options shall remain exercisable until the earlier of: (i) 2 years following such termination and (ii) for the full term of such Options. Such vesting and extension of exercisability provisions shall be conditioned on the execution by Levine of a waiver and release of claims substantially in the form set forth in Attachment B, attached hereto.

(iv) Restricted Stock. Levine shall receive 15,000 restricted shares (the “Restricted Shares”) of common stock of the Corporation granted under, and pursuant to the terms and conditions of, the Company’s 2004 Long-Term Incentive Plan. The Restricted Shares shall vest one-third (1/3) on the second anniversary, one-third (1/3) on the third anniversary and one -third (1/3) on the fourth anniversary of the Effective Date, assuming Levine is an employee on such date. Notwithstanding anything to the contrary, the Restricted Shares will all accelerate and vest upon your termination without Cause, your resignation for a Good Reason or in the event of a Change in Control (as those terms are defined herein and in Exhibit A). Such vesting provisions shall be conditioned on the execution by Levine of a waiver and release of claims substantially in the form set forth in Attachment B, attached hereto.

(b) Expenses. Keryx shall reimburse Levine for all normal, usual and necessary expenses incurred by Levine in furtherance of the business and affairs of Keryx, including travel and entertainment and professional fees associated with your maintaining your legal credentials (e.g. registration fees, bar association fees and CLE costs), against receipt by Keryx of appropriate vouchers or other proof of Levine's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of Keryx.

(c) Annual Leave and Holidays. Levine shall be entitled to twenty (20) business days of leave per calendar year. Any leave not taken in a particular calendar year will be forfeited and not carried forward into the next calendar year. In addition, Levine shall be entitled to those holidays set forth, from time to time, by the Company.

(d) Employee Benefits.  During the Term of her employment, Levine shall be entitled to participate in all employee and fringe benefit plans and programs generally offered to other members of the Corporation’s management who are similarly situated, including, without limitation, any pension, profit sharing, incentive, retirement, insurance, health and disability benefits and plans, to the extent that Levine is eligible under and subject to the provisions of such plans. The Corporation reserves its right to modify or terminate any of its employee and fringe benefit plans and programs at any time.

4.	REPRESENTATIONS AND WARRANTIES BY LEVINE AND KERYX

(a) Levine hereby represents and warrants to Keryx as follows:

(i)  Neither the execution and delivery of this Agreement nor the performance by Levine of her duties and other obligations hereunder violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Levine is a party or by which she is bound.

(ii) Levine has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Levine enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Levine to execute and deliver this Agreement or perform her duties and other obligations hereunder.

(b) Keryx hereby represents and warrants to Levine as follows:

(i) Keryx is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently conducted.

(ii) Keryx has the full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

(iii) The execution, delivery and performance by Keryx of this Agreement does not conflict with or result in a material breach or violation of or constitute a material default under (whether immediately, or upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of Keryx, or any agreement or instrument to which Keryx is a party or by which Keryx or any of its properties may be bound or affected.

5.	CONFIDENTIAL INFORMATION

Levine agrees to sign and comply with the Corporation’s Proprietary Information and Inventions Agreement, annexed hereto as Attachment A.

6.	NON-COMPETITION

(a) Levine understands and recognizes that her services to Keryx are special and unique and agrees that, during the Term, and for a period of 12 months from the date of termination of her employment hereunder, she shall not in any manner, directly or indirectly, on behalf of herself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business “Directly Competitive” with Keryx's business, either as an individual for her own account, or as a partner, joint venturer, treasurer, agent, consultant, salesperson, employee, officer, director or shareholder of a Person operating or intending to operate within the area that Keryx is, at the date of termination, conducting its business (the "Restricted Businesses") without the prior written consent of Keryx; provided, however, that nothing herein will preclude Levine from holding one percent (1%) or less of the stock of any publicly traded corporation. For a business to be Directly Competitive, it would have to be developing a drug in the same class and for the same indication as the drugs under development at that the end of the Term. For example, a company developing a GAG for Diabetic Nephropathy would be considered Directly Competitive by this clause, however, a company developing a GAG for another disease or developing a drug other than a GAG for Diabetic Nephropathy would not be deemed Directly Competitive.

(b) In the event that Levine breaches any provisions of this Section 6 or there is a threatened breach, then, in addition to any other rights which Keryx may have, Keryx shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, Levine shall not argue as a defense that there is an adequate remedy at law nor shall Keryx be prevented from seeking any other remedies that may be available.

7.	NON-SOLICITATION AND NON-INTERFERENCE

During the Term, and for 12 months thereafter, Levine shall not, directly or indirectly, without the prior written consent of Keryx:

(a) solicit or induce any employee of Keryx or any subsidiary, parent, affiliate or successor (“Affiliate”) of Keryx to leave the employ of Keryx or any Affiliate or hire for any purpose any employee of Keryx or any Affiliate or any employee who has left the employment of Keryx or any Affiliate within six months of the termination of said employee's employment with Keryx; or

(b) interfere with or disrupt or attempt to disrupt Keryx's or its Affiliates’ business relationship with any of their partners, service providers, clients, customers and/or suppliers.

8.	TERMINATION

(a)  Either party may terminate Levine’s employment with the Corporation any time upon ninety (90) days’ notice, provided, however that if such termination occurs without Cause or for Good Reason in the first twelve (12) months following the Effective Date, the Corporation shall pay Levine her full salary and reimbursement of the cost of COBRA to maintain health benefits (excluding bonus) until the first anniversary of the Effective Date, as a lump-sum payment within 30 days of such termination. The Corporation shall have the right, in its sole discretion, to require Levine to continue working for the Corporation during the notice period.

(b)  If Levine’s employment is terminated without Cause or Levine terminates for Good Reason in anticipation of or within 12 months following a Qualified Change in Control then Levine shall be entitled to a lump-sum payment equal to: (i) one (1) year's Base Salary; plus (ii) any earned and unpaid bonus as of the date of termination, payable within 30-days of such termination.

(c)  Such payment, contained in 8(b), shall be conditioned on the execution by Levine of a waiver and release of claims substantially in the form set forth in Attachment B, attached hereto

(d) In the event Levine’s employment is terminated by her death or disability, she shall be entitled to continue to receive her base salary for three (3) months following her last day of actual employment by the Corporation. (For purposes of this section, “disability” shall be deemed to have occurred if Levine is unable, due to any physical or mental disease or condition, to perform her normal duties of employment for 120 consecutive days or 180 days in any twelve-month period.) In addition, the Board of Directors shall take the necessary steps so that the period during which the Employee shall be permitted to exercise such Options shall be extended to the earlier of: (A) two (2) years from the effective date of her termination and (B) the expiration date of such Options. Should the Employee’s employment be terminated as a result of her death, the benefits granted herein, shall be granted instead to her lawful heir or heirs. In either case (disability or death), extended exercise of the options will only be granted if Levine or, in the case of her death, her legal successor, together with her lawful heir or heirs, execute a waiver and release of claims substantially in the form set forth in Attachment B hereto.

(e) “Cause.” Notwithstanding the foregoing, the Corporation may terminate Levine immediately and without prior notice (for “Cause’) in the following circumstances: (a) a material breach of Levine’s obligations and/or warranties pursuant to Sections 4(a), 5, 6 and/or 7; (b) a material breach by Levine of any other provision of this Agreement, which is not cured by Levine within fifteen (15) days after receiving notice thereof from the Corporation containing a description of the breach or breaches alleged to have occurred; (c) the habitual neglect or gross failure by Levine to adequately perform the duties of her position, unless cured within 15 days after receiving notice thereof; (d) any act of moral turpitude or criminal action connected to her employment with the Corporation or her place of employment; or (e) Levine’s repetitive refusal to comply with or her violation of lawful instructions of the Chief Executive Officer or the Board of Directors, unless cured within 15 days after receiving notice thereof.

(f)  “Good Reason”. Notwithstanding the foregoing, Levine may resign for a “Good Reason” within 90 days of the occurrence of one of the following circumstances in the following circumstances: (A) a material diminution in her duties, or the assignment to her of duties materially inconsistent with her authority, responsibilities and reporting requirements as set forth in Section 1 of this Agreement; or (B) a material breach by the Corporation of its obligations to you under the terms of this Agreement. Anything hereinabove to the contrary notwithstanding, in the event you elect to terminate your employment for Good Reason, you agree to provide the Corporation with thirty (30) days prior written notice of your intent to leave the Corporation and the alleged condition or breach constituting Good Reason. In the event the Corporation cures such condition or breach within thirty (30) days following receipt of such notice, any such termination based on such alleged breach or condition shall not be considered a termination by you for Good Reason.

(g) In the event that Levine’s employment has been terminated for Cause by the Corporation or without Good Reason by Levine, then Levine shall not be entitled to receive any of the benefits set forth in Section 8(a) above.

9.	INDEMNIFICATION

The Corporation shall take whatever steps are necessary to establish a policy of indemnifying its officers, including, but not limited to Levine, for all actions taken in good faith in pursuit of their duties and obligations to the Corporation. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage.

10.	NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt thereof; two (2) business days after being sent by Federal Express or similar internationally recognized courier service; or seven (7) business days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, and to:

Beth Levine
40 Dalmeny Road
Briarcliff Manor, NY 10510

or to such other address as such party shall give by notice hereunder to the other party.

11.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.	ENTIRE AGREEMENT; MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.	BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Keryx, its successors and assigns, including in the event of a change of control of Keryx by way of a merger, acquisition of, or a majority investment in Keryx, and upon Levine and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of Levine's obligations hereunder may not be transferred or assigned by Levine.

14.	NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.	GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Additionally, the prevailing party in any litigation shall be entitled to an additional award of its attorney fees, cost and expenses.

16.	REMEDIES FOR BREACH

Levine understands and agrees that any breach of Sections 4(a) 5, 6 and/or 7 of this Agreement by her could cause irreparable damage to Keryx and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, Keryx shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of Keryx's rights under such Sections.

17.	HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

18.	LEGAL REPRESENTATION

The Corporation shall reimburse Levine up to $7,500 for legal costs associated with the review and execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE: By: /s/ Beth F. Levine Name: Beth F. Levine KERYX BIOPHARMACEUTICALS, INC. By: /s/ Michael S. Weiss Name: Michael S. Weiss Title: Chairman and Chief Executive Officer

Exhibit A

Certain Definitions

A “Change in Control,” shall mean either: (i) a Merger (as defined below), except for a transaction the principal purpose of which is to change the State of incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or (iii) any other corporate reorganization or business combination (including, but not limited to, a merger in which the Corporation is the surviving entity) in which more than fifty percent (50%) of the Corporation’s then outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions.

A “Merger” shall mean a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

A “Qualified Change in Control” shall be a Change in Control which places a value on the Corporation of in excess of $1.5 billion.

Exhibit B

The Corporation will grant Levine options (the “Options”) to purchase a total of 150,000 shares of the common stock of the Corporation (the “Initial Grant”) at an exercise price equal to the closing price of the Corporation’s Common Stock on Nasdaq on the date the grant is approved by the Compensation Committee (the “Exercise Price”), which options shall be exercisable, only after vesting, for a period of ten (10) years from the date of issuance. Levine's Options will be granted under the GC Plan (the "Plan") and will be subject to the terms and conditions thereof, including any stock option agreement entered into by Levine and the Corporation thereunder; provided, however, that if any provisions of this Agreement are inconsistent with the terms and conditions of the Plan and any such stock option agreement, the terms of this Agreement shall control. In accordance with the Plan, should any change be made to the Common Stock by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (A) the total number and/or class of securities subject to such options and (B) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement under such options. The Initial Grant shall vest as follows (provided that Levine is employed as a service provider (as defined in the plan) on the date of vesting):

Months of Employment	Number of Options Vested
12	37,500
15	9,375
18	9,375
21	9,375
24	9,375
27	9,375
30	9,375
33	9,375
36	9,375
39	9,375
42	9,375
45	9,375
48	9,375

ATTACHMENT A

Proprietary Information and Inventions Agreement

In consideration of my employment or continued employment by Keryx Biopharmaceuticals, Inc. (together with any subsidiary of Keryx Biopharmaceuticals, Inc., the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Recognition of Company’s Rights; Nondisclosure. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, regulatory matters, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company. “Proprietary Information” shall not include anything which has become or shall become public except through my breach of this agreement.

2. Third Party Information. I understand, in addition, that the Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (except in connection with my work for the Company), unless expressly authorized by an officer of the Company in writing. “Third Party Information” shall not include anything which has become or shall become public except through my breach of this agreement.

3. Assignment of Inventions

3.1 Assignment

(a) I hereby assign to the Company all my right, title and interest in and to any and all Inventions and all patent rights, copyrights, mask work rights, trademarks, trade secret rights, all other rights throughout the world in connection therewith, and the goodwill associated with all of the foregoing (collectively, “Proprietary Rights”), whether or not patentable or registrable under patent, copyright, trademark or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to, or as directed by, the Company under this Paragraph 3 are hereinafter referred to as “Company Inventions”. I agree, upon request, to execute, verify and deliver assignments of the Proprietary Rights to the Company or its designee and I hereby appoint the Company my attorney-in-fact with respect to the Proprietary Rights for the purpose of effecting any or all of the Company’s rights to the Proprietary Rights.

3.1 Government. I also agree to assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be assigned to the United States of America by a contract between the Company and United States of America or any of its agencies.

3.2 Works for hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 U.S.C. Section 101).

4. Enforcement of Proprietary Rights. From time to time, I will assist the Company in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time and expenses actually spent by me at the Company’s request on such assistance.

I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose all Inventions to the Company fully and in writing and will hold such Inventions in trust for the sole right and benefit of the Company. In addition, after termination of my employment, I will promptly disclose all patent applications filed by me within a year after termination of employment with regard to Inventions.

6. Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth in Exhibit A attached hereto a complete list of all Inventions (i) that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, (ii) that I consider to be my property or the property of third parties and (iii) that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

7. No Improper Use of Materials. During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

8. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and my performance of my duties as an employee of the Company do not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

9. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, molecules, cells, storage media, including software, documents and computer printouts, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement for technical and management personnel.

10. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and may become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, and I waive the claim or defense that the Company has an adequate remedy at law. I shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.

11. Notices. Any notices required or permitted hereunder shall be given to me at the address specified below

Beth Levine
40 Dalmeny Road
Briarcliff Manor, NY 10510

or at such other address as I shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

12.	General Provisions.

12.1 Governing Law. This Agreement is executed under seal and will be governed by and construed according to the laws of the State of New York.

12.2 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing, signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

12.3 Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full forced and effect.

12.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I may not assign any of my rights, or delegate any of my obligations, under this Agreement.

12.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

12.6 Employment. I agree and understand that nothing in this Agreement shall confer on me any right with respect to continuation of my employment with the Company, or shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

12.9 Jurisdiction and Venue; Waiver of Jury Trial. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in New York County, New York, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

12.10 Disclosure. I shall disclose the existence and terms of this Agreement to any employer or other person that I may work for or be engaged by after the termination of my employment or engagement at the Company. I agree that the Company may, after notification to me, provide a copy of this Agreement to any business or enterprise (i) which I may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which I may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which I may use or permit my name to be used. I will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

This Agreement shall be effective as of the first day of my employment with the Company, namely April 18, 2007.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHTS TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Signature:

/s/ Beth F. Levine
Beth F. Levine
Date: April 26, 2006

ACCEPTED AND AGREED TO:
Keryx Biopharmaceuticals, Inc.

By: /s/ Michael S. Weiss
Name: Michael S. Weiss
Title: Chairman and Chief Executive Officer

ATTACHMENT B

Employee Agreement And Release

Except for the consideration, compensation and benefits to which I am or may become entitled, including my right to indemnification, directors and officers insurance and any vested equity or equity that will vest as otherwise set forth in the Employment Agreement dated April 18, 2007, this Employee Agreement and Release (the "Agreement") between the undersigned and Keryx Biopharmaceuticals, Inc. (the "Corporation"), hereby releases, acquits and forever dischargesthe Corporation, its parents, affiliates and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Corporation or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Corporation, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., and the New York Human Rights Law, N.Y. Exec. Law, Art. 15, § 290 et seq. and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-101 et seq., all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; tort law; contract law; wrongful discharge; discrimination; harassment; retaliation; fraud; defamation; emotional distress; and breach of the implied covenants of good faith and fair dealing.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that; (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period had expired, which shall be the eighth day after this Agreement is executed by me.

In giving this release, which includes claims that may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any such presently unknown claims I may have against the Corporation.

/s/ Beth Levine
Beth Levine
Dated: April 26, 2007